Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the "Amendment") is made and entered into as of June 21, 2018, by and between IRVINE EASTGATE OFFICE II LLC, a Delaware limited liability company (“Landlord”), and INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to The Irvine Company LLC, a Delaware limited liability company) and Tenant are parties to that certain lease dated May 1, 2014, which lease has been previously amended by First Amendment to Lease dated December 19, 2014 and Second Amendment to Lease dated July 19, 2016 (the “Second Amendment”) (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 58,177 rentable square feet (the “Original Premises”) described as (i) Suite Nos. 100 and 200 on the 1st and 2nd floors of the building located at 4760 Eastgate Mall, San Diego, California (the "4760 Building") and (ii) Suite No. 250 (“Suite 250”) on the 2nd floor of the building located at 4780 Eastgate Mall, San Diego, California (the “4780 Building”).

B.	Tenant desires to surrender a portion of the Original Premises to Landlord containing approximately 11,177 rentable square feet described as Suite 250 on the 2nd floor of the 4780 Building (the “Give Back Space”) and that the Lease be appropriately amended, and Landlord is willing to accept such surrender on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Reduction.

A. Tenant and Landlord agree that Tenant shall vacate the Give Back Space prior to 11:59 p.m. (PST) on June 27, 2018, which is the date immediately preceding the Reduction Effective Date (as defined below) and Tenant shall fully comply with all obligations under the Lease respecting the Give Back Space up to the Reduction Effective Date, including those provisions relating to the condition of the Give Back Space and removal of Tenant's property therefrom, except that Landlord hereby acknowledges that Tenant shall not be required to restore the Give Back Space or remove any alteration or improvement located therein or make any alteration in connection therewith.

B. Effective as of June 28, 2018 (the "Reduction Effective Date"), the Give Back Space shall no longer be considered part of the Premises. As of the Reduction Effective Date, the Give Back Space shall be deemed surrendered by Tenant to Landlord, the Lease shall be deemed terminated with respect to the Give Back Space, and the “Premises”, as defined in the Lease, shall be deemed to mean the Remaining Portion of Original Premises. Effective as of the Reduction Effective Date, the Premises shall consist of 47,000 rentable square feet.

II.	Basic Rent. As of the Reduction Effective Date, the schedule of Basic Rent payable with respect to the Premises during the remainder of the initial Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
Reduction Effective Date to 9/30/18	$1.77	$83,190.00
10/1/18 to 9/30/19	$1.85	$86,950.00

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All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Project Costs and Property Taxes. From and after the Reduction Effective Date, Tenant shall continue to pay Tenant’s Share of Operating Expenses accruing in connection with the Premises (i.e. 47,000 rentable square feet) in accordance with the terms of the Lease. Any rights of Landlord and Tenant to overpayments and underpayments of Operating Expenses shall survive the Reduction Effective Date.

IV.	Parking. Notwithstanding any contrary provision in Exhibit C to the Lease (“Parking”), effective as of the Reduction Effective Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, up to 188 unreserved parking passes at the rate of $0.00 per pass, per month through the expiration of the initial Term (i.e. September 30, 2019).

V.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

VI.	Consideration. Within three (3) business days after the execution of this Amendment, Tenant shall pay to Landlord, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord, the sum of $90,247.76 (the “Surrender Payment”).

VII.	Contingency. Tenant understands and agrees that this Amendment is contingent upon the mutual execution and delivery of a new lease, lease amendment or other written agreement (“New Agreement”) with another tenant or other third party to lease the Give Back Space on or before August 1, 2018. If the New Agreement is not executed on or before August 1, 2018, then Landlord may terminate this Amendment by providing written notice thereof to Tenant, whereupon, this Amendment shall be null and void and of no force or effect and the Lease shall continue in full force and effect as if this Amendment had not been executed and the Surrender Payment shall thereupon be returned to Tenant. Upon such termination, Tenant may re-occupy the Give Back Space or enter into one or more subleases of the Give Back Space; provided, however, it being understood that such sublease(s), if any, shall be in accordance with the provisions of Article IX (Assignment and Subletting) of the Lease.

VIII.	Additional Letter of Credit. Landlord represents and agrees that the requirement for Tenant to maintain the Additional Letter of Credit in the amount of $26,679.00 pursuant to Section IV of the Second Amendment shall be returned to Tenant within 30 days following the Reduction Effective Date, subject to Landlord’s rights therein; provided, however, it being understood that if the New Agreement is not executed on or before August 1, 2018, then Tenant’s obligation to maintain the Additional Letter of Credit in the amount of $26,679.00 shall remain and the provisions of Section IV of the First Amendment shall continue in full force and effect as if this Amendment had not been executed.

IX.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

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C.	Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms. Landlord represents that it is duly authorized to execute and deliver this Amendment and that this Amendment is binding upon Landlord in accordance with its terms.

F.	Brokers. Article XVIII of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Newmark Knight Frank (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

G.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

H.	Nondisclosure of Terms. Landlord and Tenant acknowledge and agree that the terms of this Amendment are confidential and constitute proprietary information of the parties. Disclosure of the terms could adversely affect the ability of Landlord and Tenant to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Landlord and Tenant each agree that it, and its partners, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of the Lease, as amended, to any other tenant or apparent prospective tenant of the Building or Project, either directly or indirectly, without the prior written consent of the other party, provided, however, that Tenant may disclose the terms of this Amendment to prospective subtenants or assignees under the Lease, as amended, or pursuant to any legal requirement, including Tenant’s obligations under the rules and regulations of the Securities and Exchange Commission.

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I.	Certain Rights of Tenant. Notwithstanding the transactions effectuated pursuant to this Agreement, Tenant’s right to signage under Section 5.2 of the Lease, as amended by the First Amendment shall not be affected, and shall continue as though no reduction in the Premises had been effectuated hereby.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

IRVINE EASTGATE OFFICE II LLC,		INTERCEPT PHARMACEUTICALS, INC.,
a Delaware limited liability company		a Delaware corporation

By	/s/ Steven M. Case	By	/s/ Sandip Kapadia
Name:	Steven M. Case	Name:	Sandip Kapadia
Title:	Executive Vice President Office Properties	Title:	CFO

By	/s/ Kristopher J. Kopensky	By	/s/ Jerome Durso
Name:	Kristopher J. Kopensky	Name:	Jerome Durso
Title:	Vice President, Operations Office Properties	Title:	COO

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